FOR MORE INFORMATION:

Kasandra H. Rossi

Executive Vice President, Chief Financial Officer & Treasurer

954-692-7163

kasandra.rossi@pediatrix.com

FOR IMMEDIATE RELEASE

Pediatrix Medical Group Reports Third Quarter Results

FORT LAUDERDALE, Fla., October 29, 2026 - Pediatrix Medical Group, Inc. (NYSE: MD), a leading provider of physician services, today reported earnings of $0.59 per share for the three months ended September 30, 2026. On a non-GAAP basis, Pediatrix reported Adjusted EPS of $0.72.

For the 2026 third quarter, Pediatrix reported the following results:

•
Net revenue of $501 million;
•
Net income of $47 million; and
•
Adjusted EBITDA of $85 million.

“We are pleased with our results this quarter, driven by both volume and pricing performing ahead of our expectations,” said Mark S. Ordan, Chief Executive Officer of Pediatrix Medical Group. “We continue to push operating efficiency paired with sector leading care quality, while considering high-value opportunities in adjacent businesses, as they arise.”

Operating Results– Three Months Ended September 30, 2026

Pediatrix’s net revenue for the three months ended September 30, 2026 was $501.4 million, compared to $492.9 million for the prior-year period. This increase of $8.5 million, or 1.7%, reflects growth in non-same unit activity of 1.1 percent, driven by recent acquisitions, partially offset by practice dispositions, and growth in same-unit revenue of 0.6 percent.

Same-unit revenue from net reimbursement-related factors increased by 0.3 percent for the 2026 third quarter as compared to the prior-year period. This increase primarily reflects a favorable shift in payor mix, an increase in administrative fees from our hospital partners and higher patient acuity, primarily in neonatology, partially offset by the benefit from strong improvement in cash collections in the prior year. The percentage of services reimbursed by commercial and other non-government payors increased by 70 basis points compared to the prior-year period.

Same-unit revenue attributable to patient volume increased by 0.3 percent for the 2026 third quarter as compared to the prior-year period. Shown below are year-over-year percentage changes in certain same-unit volume statistics for the three and nine months ended September 30, 2026. (Note: figures in the below table reflect contributions only to net patient service revenue and exclude other contributions to total same-unit revenue, including contract and administrative fees.)

	Three Months Ended September 30, 2026	Nine Months Ended September 30, 2026
Hospital-based patient services	(0.3)%	(1.2)%
Office-based patient services	2.9%	(0.6)%

Neonatology services (within hospital-based services):
Neonatal intensive care unit (NICU) days	(0.1)%	(1.1)%

For the 2026 third quarter, practice salaries and benefits expense was $341.5 million, compared to $332.3 million for the prior-year period. This increase primarily reflects increases in clinical salaries expense, partially offset by lower benefits expense, at our existing units.

For the 2026 third quarter, general and administrative expenses were $62.7 million, as compared to $60.8 million for the prior-year period. This increase primarily reflects higher incentive-based compensation based on financial results, partially offset by a decrease in information technology-related expenses.

For the 2026 third quarter, transformational and restructuring related expenses were $6.1 million, compared to $6.0 million for the prior-year period. The expenses in both periods were primarily related to position eliminations and revenue cycle management transition activities.

Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization, transformational and restructuring related expenses, and net gain on investments in divested businesses was $85.5 million for the 2026 third quarter, compared to $87.3 million for the prior-year period. The decrease in Adjusted EBITDA was primarily due to higher expenses as compared to revenue growth at our existing units, partially offset by net favorable impacts from recent acquisitions.

Depreciation and amortization expense was $6.2 million for the third quarter of 2026, compared to $5.6 million for the same period in 2025. The increase was primarily related to capital expenditures at our existing units and from capital expenditures and amortization of intangible assets from recent acquisitions.

Interest expense was $8.1 million for the third quarter of 2026, compared to $8.9 million for the third quarter of 2025, reflecting a reduction in interest expense from modestly lower interest rates and borrowings.

Investment and other income was $5.9 million for the third quarter of 2026 and 2025.

During the third quarter of 2025, the Company recognized a net gain on investments in divested businesses of $20.9 million.

Pediatrix generated net income of $47.0 million, or $0.59 per diluted share, for the 2026 third quarter, based on a weighted average shares outstanding of 79.7 million. This compares with net income of $71.7 million, or $0.84 per diluted share, for the 2025 third quarter, based on a weighted average shares outstanding of 85.6 million. The decrease in weighted average shares outstanding is primarily due to the impact of shares repurchased under the Company’s repurchase program, partially offset by issuances of restricted stock.

For the third quarter of 2026, Pediatrix reported Adjusted EPS of $0.72, compared to $0.67 for the third quarter of 2025. For these periods, Adjusted EPS is defined as diluted income per common and common equivalent share excluding non-cash amortization expense, stock-based compensation expense, transformational and restructuring related expenses, net gain on investments in divested businesses, and impacts from discrete tax events.

Operating Results – Nine Months Ended September 30, 2026

For the nine months ended September 30, 2026, Pediatrix generated revenue of $1.47 billion, compared to $1.42 billion for the prior-year period. Pediatrix generated net income of $116.4 million, or $1.43 per share, for the nine months ended September 30, 2026, based on a weighted average 81.3 million shares outstanding, which compares to net income of $131.7 million, or $1.54 per share, for the nine months ended September 30, 2025, based on a weighted average 85.6 million shares outstanding. Adjusted EBITDA for the nine months ended September 30, 2026 was $220.1 million, compared to $209.7 million for the prior year. For the nine months ended September 30, 2026, Pediatrix reported Adjusted EPS of $1.78, compared to $1.54 for the same period of 2025.

Financial Position and Cash Flow – Continuing Operations

Pediatrix had cash and cash equivalents of $311.9 million at September 30, 2026, compared to $375.2 million at December 31, 2025, and net accounts receivable at September 30, 2026 were $231.8 million.

For the third quarter of 2026, Pediatrix generated cash from continuing operations of $117.7 million, compared to $138.1 million during the third quarter of 2025. Additionally, during the third quarter of 2026, the Company used $83.0 million to fund share repurchases and $4.4 million to fund capital expenditures.

At September 30, 2026, Pediatrix had total debt outstanding of $578 million, consisting of its $400 million in 5.375% Senior Notes due 2030 and $178 million in borrowings under its Term A Loan. At September 30, 2026, the Company had no outstanding borrowings under its $450 million revolving line of credit.

2026 Outlook

Pediatrix anticipates that its full year 2026 outlook for Adjusted EBITDA, as defined above, will be in a range of $290 million to $300 million.

Non-GAAP Measures

A reconciliation of Adjusted EBITDA and Adjusted EPS to the most directly comparable GAAP measures for the three and nine months ended September 30, 2026 and 2025 is provided in the financial tables of this press release. A reconciliation of projected full year 2026 Adjusted EBITDA to the most directly comparable GAAP financial measures is also provided in the financial tables of this press release.

Earnings Conference Call

Pediatrix will host an investor conference call to discuss the quarterly results at 9 a.m., ET today. The conference call Webcast may be accessed from the Company’s Website, www.pediatrix.com/about/investors. A replay of the conference call will also be available at www.pediatrix.com.

ABOUT PEDIATRIX MEDICAL GROUP

Pediatrix® Medical Group, Inc. (NYSE:MD) is a leading provider of physician services. Pediatrix-affiliated clinicians are committed to providing coordinated, compassionate and clinically excellent services to women, babies and children across the continuum of care, both in hospital settings and office-based practices. Specialties include obstetrics, maternal-fetal medicine and neonatology complemented by multiple pediatric subspecialties. The group’s high-quality, evidence-based care is bolstered by significant investments in research, education, quality-improvement and safety initiatives. The physician-led company was founded in 1979 as a single neonatology practice and today provides its highly specialized and often critical care services through approximately 4,300 affiliated physicians and other clinicians. To learn more about Pediatrix, visit www.pediatrix.com or follow us on Facebook, Instagram, LinkedIn and the Pediatrix blog. Investment information can be found at www.pediatrix.com/about/investors.

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans and strategies, its full year 2026 guidance, future impacts of legal, regulatory, political and macroeconomic developments and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by the Company’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and the Company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in the Company’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well as the Company’s current reports on Form 8-K, filed with the Securities and Exchange Commission, and include the following: the impact of the Company’s practice portfolio management plans and whether the Company is able to achieve the expected favorable impact to Adjusted EBITDA therefrom; the effects of economic conditions on the Company’s business; including a slowdown of economic growth, economic downturns, inflationary pressures, elevated unemployment levels and sluggish or uneven economic recovery; the effects of the Medicare Access and CHIP Reauthorization Act of 2015, the Affordable Care Act, the One Big Beautiful Bill Act and potential additional healthcare reform; the Company’s relationships with government-sponsored or funded healthcare programs and with managed care organizations and commercial health insurance payors and any shifts in the Company’s payor mix; the impact of state budgetary constraints and uncertainty over the future of Medicaid; the impact of surprise billing legislation; the Company’s transition to a hybrid revenue cycle management model; the timing and contribution of future acquisitions or organic growth initiatives; the Company’s ability to comply with the terms of debt financing arrangements and the Company’s ability to replace, refinance or extend its current debt financing arrangements; and the effects of the Company’s transformation initiatives, including our renewed focus, and growth strategy for, the Company’s hospital-based and maternal-fetal service lines.

###

Pediatrix Medical Group, Inc.

Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net revenue	$501,374	$492,875	$1,465,353	$1,420,078
Operating expenses:
Practice salaries and benefits	341,543	332,326	1,023,403	992,859
Practice supplies and other operating expenses	19,559	20,200	56,244	59,500
General and administrative expenses	62,701	60,793	184,258	175,111
Depreciation and amortization	6,243	5,551	18,144	16,196
Transformational and restructuring related expenses	6,118	5,954	19,515	16,393
Total operating expenses	436,164	424,824	1,301,564	1,260,059
Income from operations	65,210	68,051	163,789	160,019
Investment and other income	5,864	5,883	15,172	14,347
Net gain on investments in divested businesses	—	20,906	—	20,906
Interest expense	(8,127)	(8,941)	(24,564)	(27,225)
Equity in earnings of unconsolidated affiliate	2,045	1,879	3,439	2,790
Total non-operating (expenses) income	(218)	19,727	(5,953)	10,818
Income before income taxes	64,992	87,778	157,836	170,837
Income tax provision	(18,001)	(16,070)	(41,430)	(39,132)
Net income	$46,991	$71,708	$116,406	$131,705
Other comprehensive income, net of tax
Unrealized holding (loss) gain on investments, net of tax of $423, $101, $720, and $496	(1,354)	309	(2,350)	1,517
Total comprehensive income	$45,637	$72,017	$114,056	$133,222
Per common and common equivalent share data (diluted):
Net income	$0.59	$0.84	$1.43	$1.54
Weighted average common shares	79,729	85,613	81,260	85,559

Pediatrix Medical Group, Inc.

Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income	$46,991	$71,708	$116,406	$131,705
Interest expense	8,127	8,941	24,564	27,225
Income tax provision	18,001	16,070	41,430	39,132
Depreciation and amortization expense	6,243	5,551	18,144	16,196
Transformational and restructuring related expenses	6,118	5,954	19,515	16,393
Net gain on investments in divested businesses	—	(20,906)	—	(20,906)
Adjusted EBITDA	$85,480	$87,318	$220,059	$209,745

Pediatrix Medical Group, Inc.

Reconciliation of Diluted Net Income per Share

to Adjusted Income per Diluted Share (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2026		2025
Weighted average diluted shares outstanding	79,729		85,613
Net income and diluted net income per share	$46,991	$0.59	$71,708	$0.84
Adjustments (1):
Amortization (net of tax of $552 and $482)	1,656	0.02	1,447	0.01
Stock-based compensation (net of tax of $1,231 and $851)	3,691	0.05	2,553	0.03
Transformational and restructuring expenses (net of tax of $1,529 and $1,489)	4,589	0.06	4,466	0.05
Net gain on investments in divested businesses (net of tax of $5,226)	—	—	(15,680)	(0.18)
Net impact from discrete tax events	319	—	(7,003)	(0.08)
Adjusted income and diluted EPS	$57,246	$0.72	$57,491	$0.67

(1)
A blended tax rate of 25% was used to calculate the tax effects of the adjustments for the three months ended September 30, 2026 and 2025.

	Nine Months Ended September 30,
	2026		2025
Weighted average diluted shares outstanding	81,260		85,559
Net income and diluted net income per share	$116,406	$1.43	$131,705	$1.54
Adjustments (1):
Amortization (net of tax of $1,670 and $1,334)	5,012	0.06	4,003	0.05
Stock-based compensation (net of tax of $3,381 and $1,927)	10,141	0.13	5,781	0.07
Transformational and restructuring expenses (net of tax of $4,878 and $4,099)	14,637	0.18	12,295	0.14
Net gain on investments in divested businesses (net of tax of $5,226)	—	—	(15,680)	(0.18)
Net impact from discrete tax events	(1,412)	(0.02)	(6,439)	(0.08)
Adjusted income and diluted EPS	$144,784	$1.78	$131,665	$1.54

(1)
A blended tax rate of 25% was used to calculate the tax effects of the adjustments for the nine months ended September 30, 2026 and 2025.

Pediatrix Medical Group, Inc.

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of September 30, 2026	As of December 31, 2025
Assets:
Cash and cash equivalents	$311,916	$375,241
Short-term investments	113,921	124,482
Accounts receivable, net	231,818	229,665
Other current assets	26,421	34,126
Intangible assets, net	13,095	16,862
Operating and finance lease right-of-use assets	33,710	34,330
Goodwill, other assets, property and equipment	1,408,539	1,431,990
Total assets	$2,139,420	$2,246,696
Liabilities and shareholders' equity:
Accounts payable and accrued expenses	$342,859	$419,530
Total debt, including finance leases, net	577,720	597,338
Operating lease liabilities	34,282	37,277
Other liabilities	334,944	326,697
Total liabilities	1,289,805	1,380,842
Total shareholders' equity	849,615	865,854
Total liabilities and shareholders' equity	$2,139,420	$2,246,696

Pediatrix Medical Group, Inc.

Reconciliation of Net Income to Forward-Looking Adjusted EBITDA

(in thousands)

(Unaudited)

	Year Ended December 31, 2026

Net income	$153,500	$160,800
Interest expense	32,800	32,800
Income tax provision	56,800	59,500
Depreciation and amortization expense	24,400	24,400
Transformational and restructuring related expenses	22,500	22,500
Adjusted EBITDA	$290,000	$300,000